EXHIBIT 10(m)

January 13, 1994



Mr. Samuel Rubinovitz
3 Bowser Rd.
Lexington MA 02173


Dear Sam:

     This is to confirm our agreement pursuant to which you will provide consulting services to our Company.

     In broad lines we expect from you:

     1. Through inputs from you, contribution to the strategy of our Corporation, and, in particular such tasks and assistance you may agree to perform at the request of the Strategic Planning Committee of our Board of Directors which are beyond your duties as a member of the Board or such Committee.

     2. Other advice and assistance, relevant to our business, which we may mutually agree to require from you.

     We will periodically meet to review your consulting program which I will personally set in agreement with you.

     You will work for us as such an independent contractor consultant for one (1) year beginning as of January 13, 1994.
The agreement shall automatically renew for additional one year terms unless either party gives the other party written notice of non-renewal at least ninety (90) days prior to the next renewal date.

     You shall determine your working hours and the manner, means and methods of carrying out requested service and projects, subject at all times, however, to the specific directions, statements and input from our Company's personnel concerning
Company policy, objectives and needs.

     As full and complete compensation for your services for consultation required by us hereunder and for discharge of all your obligations hereunder, we shall pay you a fee in advance at the rate of $10,000 per quarter. The first quarterly payment will be made on February 1, 1994, and thereafter quarterly payments will be made on each May 1, August 1, November 1 and February 1 that you continue to be retained as a consultant hereunder. In addition, we shall reimburse you for all out-of-pocket expenses (transportation, hotel, meals) necessarily incurred by you in connection with any trip made at our request and with our prior approval. Reimbursement shall be made by payment within 15 days after receipt of invoice, rendered by you.

     In the performance of all services hereunder you shall be deemed to be and shall be an independent contractor and as such:
(a) you shall not be entitled to any benefits applicable to employees of our Company such as profit sharing, life insurance, medical or heath benefits or other social benefits; and (b) you shall have sole responsibility for the payment of all applicable governmental taxes and for all employment and disability insurance, social taxes and other similar taxes as may be applicable, the Company will not be required to make any deductions or contribution for any such items and you agree to hold us harmless and indemnify us from liability, cost or expense, in connection therewith. Notwithstanding the foregoing, the Company may, in its sole discretion, make such withholding for taxes as is appropriate or required.

     The information and knowledge divulged to you by our Company or which you acquire in connection or as a result of your services hereunder shall be regarded by you as confidential. Without limiting the generality of the foregoing, you recognize that, unless and until published, all features of the plans, programs, applications and methods developed by you hereunder or heretofore or hereafter used or developed by us (or by any of our predecessors in business) are and shall be our trade secrets.
You shall not use, nor shall you disclose, any such information, knowledge or trade secrets to any person either during or after the period of this agreement, except to our employees as may be necessary in the regular course of your duties hereunder, or except as otherwise authorized by us.

     All records and notes and copies thereof relating to our operations, investigations and business made or received by you in connection with your consulting services hereunder during the period of this agreement are and shall be our property exclusively, and you shall keep the same at all times in your custody and subject to your control, and shall surrender the same at the termination of this agreement if not before.

     You shall indemnify and hold harmless our Company from and against any and all liability, loss, cost, expense, damage, claims or demands arising out of or resulting in any manner from or occurring in connection with your performance of services hereunder, including, without limitation, on account of injuries (including death) to you or loss of or damage to your property.

     If the foregoing is in accordance with your understanding please indicate your agreement to the same by executing and returning the enclosed copy of this letter.

                              Very truly yours,

                              RICHARDSON ELECTRONICS, LTD.

                              /s/ Edward J. Richardson
                              Edward J. Richardson
                              Chairman

Agreed to:

/s/ Samuel Rubinovitz